Exhibit 99.1

 Raymond James Emerging Bank Symposium  September 2017  Nasdaq: CUBN

 Safe Harbor Statements    Forward Looking StatementsAll statements, other than statements of historical fact, included in this presentation are statements of “forward-looking statements” by Commerce Union Bancshares, Inc. (“Commerce Union”) within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “expect,” “may,” “will,” “assume,” “should,” “predict,” “could,” “would,” “intend,” “targets,” “estimates,” “projects,” “plans,” “potential” and other similar words and expressions of the future are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking, including statements about the benefits to Commerce Union of the proposed merger of Commerce Union and Community First, Inc. (“Community First”), Commerce Union’s future financial and operating results (including the anticipated impact of the proposed merger of Commerce Union and Community First on the combined company’s earnings per share and tangible book value) and Commerce Union’s plans, objectives and intentions.All forward-looking statements are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of Commerce Union and Community First to differ materially from any results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, these specifically described in Item 1A of Part I of Commerce Union’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as well as the following: (1) the risk that Commerce Union may not enter into the proposed merger with Community First, (2) the risk that the cost savings and any revenue synergies from the proposed merger of Commerce Union and Community First (if it is consummated) may not be realized or take longer than anticipated to be realized, (3) the ability of Commerce Union and Community First to meet expectations regarding the timing and completion and accounting and tax treatment of the proposed merger, (4) the effect of the announcement of the proposed merger on employee and customer relationships and operating results (including, without limitation, difficulties in maintaining relationships with employees and customers), (5) the risk that integration of Community First’s operations with those of Commerce Union will be materially delayed or will be more costly or difficult than expected, (6) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (7) the amount of the costs, fees, expenses, and charges related to the proposed merger, (8) reputational risk and the reaction of the parties’ customers, suppliers, employees or other business partners to the proposed merger, (9) the failure of the closing conditions to be satisfied, or any unexpected delay in closing the proposed merger, (10) the possibility that the proposed merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (11) the dilution caused by Commerce Union’s issuance of additional shares of its common stock in the proposed merger and the private placement, (12) the possibility that our asset quality will decline or that we experience greater loan losses than anticipated, (13) the potential for increased levels of other real estate, primarily as a result of foreclosures, (14) the impact of liquidity needs on our results of operations and financial condition, (15) competition from financial institutions and other financial service providers, (16) economic conditions in the local markets where we operate, (17) our ability to retain the services of key personnel, (18) our ability to adapt to technological changes, (19) the risks that our cost of funding could increase, (20) negative developments in our mortgage banking services, including declines in our mortgage originations or profitability due to rising interest rates and increased competition and regulation, our or third parties’ failure to satisfy mortgage servicing obligations, and the possibility that we are required to repurchase mortgage loans or indemnify buyers of mortgage loans, (21) our ability to monitor the performance of third party service providers that provide material services to our business, (22) system failures, data security breaches, including as a result of cyber-attacks, or failures to prevent breaches of our network security, (23) fluctuations in the securities markets and their impact on the securities held in our securities portfolio, and (24) general competitive, economic, political and market conditions. Additional factors which could affect the forward-looking statements can be found in Commerce Union’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K filed with the SEC and available on the SEC’s website at http://www.sec.gov. Commerce Union believes the forward-looking statements contained herein are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations and speak only as of the date that they are made. Commerce Union disclaims any obligation to update or revise any forward-looking statements contained in this presentation, which speak only as of the date hereof, whether as a result of new information, future events or otherwise.

 Safe Harbor Statements    Notice to prospective investorsThe information contained herein is a summary and it is not complete. It has been prepared for use only in connection with a private placement (the “Placement”) of securities (the “Securities”) of Commerce Union. The Securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in a private placement exempt from registration under the Securities Act and other applicable securities laws, and may not be re-offered or re-sold absent registration or an applicable exemptions from the registration requirements. The Securities are not a deposit or an account that is insured by the Federal Deposit Insurance Corporation (“FDIC”) or any other government agency.The information contained herein is being furnished solely for the purpose of enabling prospective investors to determine whether they wish to proceed with further investigation of Commerce Union and the Placement. As it is a summary, such information is not intended to and does not contain all the information that you will require to form the basis of any investment decision. The information contained herein speaks as of the date hereof. Neither the delivery of this information or any eventual sale of the Securities shall, under any circumstances, imply that the information contained herein is correct as of any future date or that there has been no change in Commerce Union’s business affairs described herein after the date hereof. Nothing contained herein is, or should be relied upon as, a promise or representation as to future performance. Neither Commerce Union nor any of its affiliates undertakes any obligation to update or revise this presentation. Commerce Union anticipates providing you with the opportunity to ask questions, receive answers, obtain additional information, and complete your own due diligence review concerning Commerce Union and the Placement prior to entering into any agreement to purchase Securities. By accepting delivery of the information contained herein, you agree to undertake and rely on your own independent investigation and analysis and consult with your own attorneys, accountants, and other professional advisors regarding Commerce Union and the merits and risks of an investment in the Securities, including all related legal, investment, tax, and other matters.Commerce Union shall not have any liability for any information included herein or otherwise made available in connection with the Placement, except for liabilities expressly assumed by Commerce Union in the securities purchase agreement and the related documentation for each purchase of Securities.The information contained herein does not constitute an offer to sell or a solicitation of an offer to purchase the Securities described herein nor shall there be any sale of such Securities in any state or other jurisdiction in which such an offer or solicitation is not permitted or would be unlawful. Each investor must comply with all legal requirements in each jurisdiction in which it purchases, offers, or sells the Securities, and must obtain any consent, approval, or permission required by it in connection with the Securities or the Placement. Commerce Union does not make any representation or warranty regarding, and has no responsibility for, the legality of an investment in the Securities under any investment, securities, or similar laws.THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (“SEC”), THE FDIC, OR ANY OTHER GOVERNMENT AGENCY, NOR HAS THE SEC, THE FDIC, OR ANY OTHER GOVERNMENT AGENCY PASSED ON THE ADEQUACY OR ACCURACY OF THIS PRESENTATION. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

 Safe Harbor Statements    Non-GAAP Financial MeasuresThis investor presentation contains certain financial measures that are not measures recognized under U.S. generally accepted accounting principles (GAAP) and, therefore, are considered non-GAAP financial measures. Commerce Union’s and Community First’s management use these non-GAAP financial measures in their analysis of the performance, financial condition, and efficiency of operations of their respective entities. Management of Commerce Union believes that these non-GAAP financial measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods, and demonstrate the effects of significant gains and charges in the current period. Management also believes that investors find these non-GAAP financial measures useful as they assist investors in understanding underlying operating performance and the analysis of ongoing operating trends. However, the non-GAAP financial measures discussed herein should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which the non-GAAP financial measures discussed herein are calculated may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar to, or with names similar to, the non-GAAP financial measures we have discussed herein when comparing such non-GAAP financial measures.This presentation contains certain non-GAAP financial measures, including, without limitation, tangible assets, tangible book value, tangible common equity, return on average tangible common equity, tangible common equity to assets, efficiency ratio, core income return on average assets, and core income return on average equity. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures are provided in the appendix to this presentation.

 Company Overview  September 2017

 Company Timeline  Source: SNL Financial        2006  2014  2015  2017    8/14/2006Commerce Union Bank established  4/1/2015CUBN and Reliant close merger  4/28/2014CUBN and Reliant announce merger  7/7/2015CUBN stock begins trading on Nasdaq  3/6/2017Opens Green Hills branch in Davidson County      Total Assets($mm)  Reliant Bank  Commerce Union Bank    2012  2013  2014  2015  2016  Q2 ‘17  2011  2010  2009  2008  2007  2006      $385  $385  $450  $363  $379  $382  $317  $205  $111  $232  $253  $296  $209  $187  $148  $133  $98  $35    $876  $912  $1,004          2/21/2017Expansion into Chattanooga      1/9/2006Reliant Bank established  6/30/2017$1 billion in assets    8/23/2017Announced Merger with Community First & $25 million Private Placement

Reliant Bank Franchise Overview

Branch Network



Clarksville
MONTGOMERY
24
ROBERTSON
Springfield
SUMNER
Gallatin
CHEATHAM
Ashland City
DAVIDSON
Nashville
Lebanon
WILSON
DICKSON
40
Dickson
Brentwood
Franklin
WILLIAMSON
Murfreesboro
HICKMAN
65
RUTHERFORD
MAURY
Columbia
HAMILTON
Chattanooga
Full Service Branch (8)
Mortgage LPO (1)
LPO (2)

Q2 '17 Financial Summary

Market Information	
Price Per Share (8/30/17)	$24.01
Market Cap. ($mm)	189
Price / Tang. Book (3)	189 %
Balance Sheet ($mm)	
Total Assets	$1,004
Loans Held for Investment	720
Deposits	840
Tangible Common Equity	100
Loans Held for Investment / Deposits	85.7 %
MRQ Profitability	
Core ROAA (3)	0.92 %
Asset Quality	
NPAs / Loans + OREO	0.98 %
Reserves / NPLs	130.3
Reserves / Loans Held for Investment	1.30
Capital Ratios	
Tang. Com. Equity / Tang. Assets (3)	10.07 %
Leverage Ratio	10.47
CET1 Ratio	12.28
Tier 1 Capital Ratio	12.28
Total Capital Ratio	13.43
Loan Concentration	
C&D Loans / Total Bank Capital	105 %
CRE Loans / Total Bank Capital	257

Key Franchise Highlights

- Commercially oriented bank headquartered in Brentwood, Tennessee
- Focused on fast growing Middle Tennessee markets coupled with recent expansion into Chattanooga, Tennessee
- 14th largest bank by deposits in the Nashville MSA(1) and 6th largest community bank(2) by deposits headquartered in the Nashville MSA
- Concentrated on building banking relationships; 80% of top 50 loan relationships have related deposits at the bank
- Experienced management team with extensive local market knowledge
- 12.5% insider ownership amongst management and the board of directors

Source: SNL Financial
Financial data as of or for the three months ended 6/30/17; ownership data as of 7/31/17; pricing data as of 8/30/17
Note: CUBN reserves / loans excludes mortgage loans held for sale
(1) The Nashville-Davidson-Murfreesboro-Franklin Metropolitan Statistical Area (the "Nashville MSA")
(2) Community bank defined as institutions with total assets less than $10 billion
(3) Refer to appendix for "Reconciliation of non-GAAP financial measures"

Reliant Bank GROW TOGETHER

7

Experienced Management Team



DeVan D. Ard, Jr.
Chairman, President & CEO

- Former Area Executive in Middle Tennessee at AmSouth Bank
- Founder of Reliant Bank in 2006

35 years of banking experience / 12 years at CUBN* / 18 years in Middle TN



James Daniel Dellinger
CFO & Head of Investor Relations

- Former Chief Financial Officer at Premier Bank of Brentwood
- Former Chief Financial Officer at Erwin National Bank

25 years of banking experience / 12 years at CUBN* / 20 years in Middle TN



Gene Whittle
Executive VP, CCO

- Executive Vice President – Chief Credit Officer since 2010
- Former Executive Vice President and Chief Credit Officer at Avenue Bank

40 years of banking experience / 7 years at CUBN* / 37 years in Middle TN



Eddie Gammon
Executive VP, Director of Operations

- Executive Vice President – Director of Operations since March 2016
- Former Senior Vice President of Operations at IBERIABANK
- Former Senior Vice President – Director of Deposit Operations at Avenue Bank

32 years of banking experience / 1 year at CUBN* / 2 years in Middle TN



Alan Mims
Executive VP, CRO

- Executive Vice President – Chief Risk Officer since April 2017
- Former Senior Examiner and Case Manger for the Federal Reserve Bank of Atlanta

28 years of banking experience / 1 year at CUBN* / 1 year in Middle TN



John R. Wilson
Executive VP, CLO

- Executive Vice President – Chief Loan Officer
- Former Spring Hill Market President for Cumberland Bank

28 years of banking experience / 11 years at CUBN* / 28 years in Middle TN



Kim York
Executive VP, CSO

- Executive Vice President – Chief Strategy Office since March 2017
- Former Senior Vice President and Chief Marketing Officer at Ascend Federal Credit Union

22 years of banking experience / 1 year at CUBN* / 22 years in Middle TN

Reliant Bank GROW TOGETHER

Source: SNL Financial
* Denotes years at CUBN or Reliant Bank

8

 Brand Standards Critical to Our Success  Integrity TrustResponsivenessDependability Individual Service ProgressivenessCommunity

Nashville Deposit Market Share

Top 25 Deposit Market Share

Rank	Community Bank Rank (1)	Institution	Deposits ($mm)	Market Share
1	--	Bank of America Corp.	$8,420	16.1 %
2	--	Regions Financial Corp.	7,245	13.9
3	--	Pinnacle Financial Partners Inc.	6,167	11.8
4	--	SunTrust Banks Inc.	5,965	11.4
5	--	First Horizon National Corp.	3,991	7.7
6	1	Franklin Financial Network Inc.	2,365	4.5
7	--	U.S. Bancorp	1,838	3.5
8	2	Wilson Bank Holding Co.	1,724	3.3
9	--	Fifth Third Bancorp	1,518	2.9
10	--	Wells Fargo & Co.	1,459	2.8
11	3	CapStar Financial Holdings Inc.	1,143	2.2
12	4	First Farmers and Merchants Corp.	842	1.6
13	5	FB Financial Corp.	825	1.6
14	6	Commerce Union Bancshares Inc.	648	1.2
15	7	First Farmers Bancshares Inc.	480	0.9
16	--	Renasant Corp.	479	0.9
17	8	Volunteer State Bancshares Inc.	424	0.8
18	9	Community First Inc.	422	0.8
19	--	Synovus Financial Corp.	417	0.8
20	10	Truxton Corp.	318	0.6
21	--	BB&T Corp.	314	0.6
22	11	Citizens Bancorp Investment Inc.	311	0.6
23	--	Simmons First National Corp.	306	0.6
24	12	Southeastern Bancorp Inc.	298	0.6
25	13	Citizens Bank	293	0.6
		Totals (1-25)	$48,213	92.4 %
		Totals (25-60)	3,985	7.6

Comparable Nashville Only Public Institutions

- Limited universe of public institutions with materially all of their franchise in the Nashville MSA

Ticker	FSB	CUBN	CSTR
Market Information			
Market Cap. ($mm)	$426	$189	$193
Price / Tang. Book (2)	151 %	189 %	157 %
Price / '18 EPS	10.4 x	–	15.8 x
Price / '19 EPS	9.8	–	14.4
Balance Sheet ($mm)			
Total Assets	$3,444	$1,004	$1,372
Total Gross Loans	2,024	732	1,070
Deposits	2,754	840	1,121
Loans / Deposits	73 %	87 %	95 %
MRQ Profitability			
Core ROAA (2) (3)	1.03 %	0.92 %	(0.96) %
NIM (4)	3.07	4.01	3.15
Efficiency Ratio (2)	51.1	67.1	62.2
Asset Quality			
NPAs / Loans + OREO	0.26 %	0.98 %	0.42 %
Reserves / Loans	0.92	1.30	1.16
Capital Ratios			
TCE / TA (3)	8.23 %	10.07 %	8.99 %
Leverage Ratio	8.21	10.47	9.77
CET1 Ratio	11.54	12.28	9.86
Tier 1 Capital Ratio	11.54	12.28	10.54
Total Capital Rato	14.69	13.43	11.51
Loan Concentration			
C&D Loans / Total Bank Capital	143 %	105 %	49 %
CRE Loans / Total Bank Capital	248	257	219
Demographic Information			
Projected 2022 Household Income (5) ($)	$101,384	$89,140	$60,248

Dollars in millions
Source: SNL Financial, FactSet Research Systems, Inc., Company documents
Deposit market share data as of 6/30/16; financial data as of or for the three months ended 6/30/17; pricing data as of 8/30/17
Note: CUBN reserves / loans excludes mortgage loans held for sale
(1) Community bank defined as an institution with less than $10 billion in total assets
(2) Refer to appendix for "Reconciliation of non-GAAP financial measures"; CUBN efficiency ratio bank only excluding mortgage segment
(3) Core Income excludes extraordinary items, non-recurring items and gains / (losses) on sale of securities and non-controlling interest and includes amortization of intangibles and goodwill impairment
(4) Net interest margin for CUBN is defined as net interest income calculated on a tax-equivalent basis divided by average earning assets
(5) Projected household income deposit weighted by county

Reliant Bank
GROW TOGETHER

10

Nashville MSA Demographics

Nashville Market Highlights

- **Scale**
  - The Nashville MSA is expected to surpass the current size of Austin, Charlotte, Portland, and Denver regions by 2035, with a population of 2.6 million
  - The Nashville MSA is the 8th largest Southeast metropolitan area with a population exceeding 1.8 million as of July 2016
  - Population grew approximately 11.6% from 2010 through 2016 at 1.85% annually
  - Unemployment rate of 2.9% is below the national average of 4.1% as of April 2017
  - Median household income growth of 16.5% from 2000-2012
- **Strong Business Environment**
  - Ranked 4th in "The Best Big Cities for Jobs 2016"
  - 4th on Forbes' list of top cities for technology jobs and white collar job growth (2016)
  - Ranked 1st on Brookings Institution's list for city and state job growth in advanced industries (2016)
  - Historic success in landing major brand-name corporate relocations including Nissan North America, Dell Computer, Caterpillar Financial, and Ford Motor Credit
- **Passionate Sports Fan Base**
  - Nashville Predators
  - Tennessee Titans

'17 – '22 Projected Population Growth (%)


10.0%
7.5%
5.0%
2.5%
0.0%
7.9%
7.0%
4.6%
3.8%
CUBN(1)
Nashville MSA
Southeast
US

2022 Median Household Income (HHI) ($)


$100,000
$75,000
$50,000
$25,000
$0
$89,386
$61,665
$54,678
$61,642
CUBN(1)
Nashville MSA
Southeast
US

'17 – '22 Projected HHI Growth (%)


10.0%
7.5%
5.0%
2.5%
0.0%
8.1 %
7.8 %
6.5 %
7.3 %
CUBN (1)
Nashville MSA
Southeast
US

Reliant Bank GROW TOGETHER

Source: SNL Financial, Bureau of Labor Statistics, Nashville Area Chamber of Commerce
(1) CUBN deposit data weighted by county

11

Lending Platform

Loans Held for Investment ($mm)



$800
$700
$600
$500
$400
CAGR: 12.0%
$574
$594
$617
$623
$649
$661
$667
$698
$720
Q2 '15
Q3 '15
Q4 '15
Q1 '16
Q2 '16
Q3 '16
Q4 '16
Q1 '17
Q2 '17

% of Loans by Market (1)



Other TN 3%
Outside of TN 6%
Nashville MSA 91%

Gross Loans Portfolio Composition



Consumer & Other 2%
State & Political 2%
C&I 16%
1-4 Family Construction 7%
Other C&D 9%
Agricultural Related Loans 5%
HELOCs 9%
1-4 Family - First Lien 16%
1-4 Family - Junior Lien < 1%
Multifamily < 1%
Owner-Occupied CRE 12%
Non Owner-Occupied CRE 21%

Loan Portfolio	Amount	% of Total
1-4 Family Construction	$49.6	6.8 %
Other C&D	63.6	8.7
Agricultural Related Loans	39.2	5.4
HELOCs	63.2	8.6
1-4 Family - First Lien	118.1	16.1
1-4 Family - Junior Lien	3.8	0.5
Multifamily	4.1	0.6
Owner-Occupied CRE	89.2	12.2
Non Owner-Occupied CRE	156.3	21.4
C&I	114.9	15.7
State & Political	11.5	1.6
Consumer & Other	18.5	2.5
Gross Loans & Leases	$732.0	100.0 %
Mortgage Loans Held for Sale	$12.0	
Loans Held for Investment	$719.9	

Yield on Total Loans: 4.73 %

Dollars in millions
Source: SNL Financial, Company documents
Data as of or for the three months ended 6/30/17
Note: Loan portfolio composition utilizes call report categories based on collateral type
(1) Based upon borrower address

Reliant Bank GROW TOGETHER

12

 Diversified C&D and CRE Loan Portfolios  Data as of 6/30/17Percentages shown on pie charts total 100% and are based upon book balances as of 6/30/17 Based upon non-owner occupied CRE portfolio as of 6/30/17   Commercial Real Estate Portfolio (1)  C&D Portfolio

 Asset Quality  Data as of or for the three months ended each respective quarterData has been annualized  Nonperforming Assets  Net Charge Offs (recoveries) / Average Loans (%) (1)

 Deposit Portfolio  Dollars in millionsData as of or for the three months ended the date indicated  Deposit Composition – 6/30/17  Non-Interest Bearing Deposit Growth  Deposit Growth & Cost of Deposits (%)

 Core ROAA (1) (%)  Historical Profitability Trends   Source: SNL Financial Data as of or for the three months ended each respective quarterCore Income excludes extraordinary items, non-recurring items and gains / (losses) on sale of securities and non-controlling interest and includes amortization of intangibles and goodwill impairment; refer to appendix for “Reconciliation of non-GAAP financial measures”Net interest margin is defined as net interest income calculated on a tax-equivalent basis divided by average earning assets Per segment reporting; excludes impact of mortgage joint venture; refer to appendix for “Reconciliation of non-GAAP financial measures”  Retail Banking Non-Interest Income (3) / Average Assets (%)  Reported NIM (2) (%)  Retail Banking Non-Interest Expense (3) / Average Assets (%)

 Capital & Liquidity Position  Source: SNL FinancialData as of or for the three months ended each respective quarterRefer to appendix for “Reconciliation of non-GAAP financial measures”   TCE / TA (1) (%)  Gross Loans / Deposits (%)  Leverage Ratio (%)  Total Risk Based Capital Ratio (%)

 Merger of Commerce Union Bancshares, Inc. & Community First, Inc.  September 2017

Transaction Rationale

- Both parties view the merger as strategically compelling
  - Creates the 4th largest bank headquartered in the Nashville MSA(1)
  - Both management teams to have roles in combined franchise
  - Operate as one bank with one brand as Reliant Bank
  - Leverage strengths of both companies
- Improved financial position of combined company
  - Expansion of funding platform and improved liquidity position
  - Stronger profitability levels and lower efficiency ratio
  - Immediately accretive to EPS, with no tangible book value dilution, inclusive of this capital raise
  - Reduces C&D and CRE loan concentration ratios, inclusive of this capital raise
- Risk mitigants
  - In-Market acquisition with like-minded community bank
  - Pro forma capital ratios exceed "well capitalized" and loan concentrations below regulatory guidelines
  - Extensive due diligence and conservative credit mark
  - Acquisition experience

Source: SNL Financial
Deposit data as of 6/30/16
(1) Based upon deposit market share; the Nashville-Davidson-Murfreesboro-Franklin Metropolitan Statistical Area (the "Nashville MSA")

Reliant Bank GROW TOGETHER
COMMUNITY FIRST BANK & TRUST
19

Overview of Transaction Terms

Acquirer / Target	▪ Commerce Union Bancshares, Inc. (Nasdaq: CUBN) / Community First, Inc. ("Community First")
Proposed Holding Company Name (1)	▪ Reliant Bancorp, Inc. (Nasdaq: RBNC)
Consideration Mix	▪ 100% stock
Exchange Ratio	▪ 0.481 shares of CUBN stock per Community First common share
Implied Deal Value per Share (2)	▪ $11.77
Implied Aggregate Deal Value (2) (3)	▪ $59.1 million
Price / Tangible Book Value (%)	▪ 186%
Community First Management	▪ Community First's CEO, Louis E. Holloway, to be named Chief Operating Officer of combined company
Board Seats	▪ 3 directors from Community First to join the combined company board of directors, including Louis E. Holloway, Robert E. "Brown" Daniel, and Rusty Vest
Pro Forma Ownership (3) (4) (5)	▪ CUBN 76.5% / Community First 23.5%
Required Approvals	▪ Customary regulatory approvals and shareholder approvals from both CUBN & Community First
Expected Closing	▪ First quarter of 2018

(1) At closing and pending CUBN shareholder approval, holding company name will be changed to Reliant Bancorp, Inc.
(2) Based on CUBN's closing price of $24.47 as of 8/15/17
(3) Assumes 5,025,199 common shares of Community First outstanding as of 6/30/17
(4) Assumes 7,839,562 common shares of CUBN outstanding as of 6/30/17
(5) Excludes impact of capital raise

Reliant Bank GROW TOGETHER
COMMUNITY FIRST BANK & TRUST
20

 Overview of Community First, Inc.  Dollars in millionsSource: SNL FinancialData as of or for the three months ended 6/30/17; deposit market share data as of 6/30/16; ownership data as of 4/3/17Note: regulatory capital ratios bank levelNote: Core deposits defined as total deposits less jumbo time deposits greater than $250,000Refer to appendix for “Reconciliation of non-GAAP financial measures”   Headquartered in Columbia, Tennessee with 7 branches across the Nashville MSAFounded in 1999Largest bank by deposits in Hickman countySecond largest bank by deposits in Maury county 42% insider ownership amongst management and the Board of Directors  Key Franchise Facts  Financial Highlights                            65            40            24  Brentwood   Branches (7)

 Improvement in Community First’s Loan Portfolio  Source: SNL FinancialData as of or for the twelve months ended for each respective year; Q1 ‘17 and Q2 ’17 data as of the three months ended 3/31/17 and6/30/17, respectivelyNote: NPAs defined as nonaccrual loans and leases, renegotiated loans and leases and other real estate owned   Loan Portfolio  June 30, 2017  Total Loans: $448 million  December 31, 2007  Total Loans: $308 million  Consistent Reduction in Problem Credits Since 2011  NPAs ($mm)  NCOs ($mm)

Creating Nashville's Local Bank

Nashville, TN MSA



ROBERTSON #5
SUMNER #10
MONTGOMERY
CHEATHAM
DAVIDSON #26
DICKSON
WILSON
WILLIAMSON #7
HICKMAN #1
RUTHERFORD
MAURY #2

Top 10 deposit market share rank in 5 out of 6 counties of operation

Nashville, TN MSA Deposit Market Share

Rank	Institution	Deposits ($mm)	Market Share	Branches
1	Bank of America Corp.	$8,420	16.13 %	32
2	Regions Financial Corp.	7,245	13.88	67
3	Pinnacle Financial Partners Inc.	6,167	11.81	31
4	SunTrust Banks Inc.	5,965	11.43	47
5	First Horizon National Corp.	3,400	6.51	41
6	Franklin Financial Network Inc.	2,365	4.53	14
7	U.S. Bancorp	1,838	3.52	55
8	Wilson Bank Holding Co.	1,724	3.30	22
9	Fith Third Bancorp	1,518	2.91	33
10	Wells Fargo & Co.	1,459	2.80	12
11	CapStar Financial Holdings Inc.	1,143	2.19	5
	Pro Forma	**1,070**	**2.05**	**15**
12	First Farmers and Merchants Corp.	842	1.61	15
13	FB Financial Corp	825	1.58	14
14	**Commerce Union Bancshares Inc.**	**648**	**1.24**	**7**
15	Capital Bank Financial Corp.	591	1.13	19
19	Community First Inc.	422	0.81	8

Deposit Market Share by County

	CUBN		Community		Pro Forma	
County	Deposits ($mm)	Rank	Deposits ($mm)	Rank	Deposits ($mm)	Rank
Williamson	$377	7	$29	24	$406	7
Maury	-	-	279	2	279	2
Sumner	129	10	-	-	129	10
Hickman	-	-	114	1	114	1
Robertson	106	5	-	-	106	5
Davidson	36	26	-	-	36	26
Total	**$648**		**$422**		**$1,070**	

Reliant Bank GROW TOGETHER

Source: SNL Financial
Deposit data as of 6/30/16

COMMUNITY FIRST BANK & TRUST

23

Superior Franchise Demographics

- ~76% of our combined franchise is projected to have population growth greater than the Nashville MSA
- ~89% of our combined franchise is projected to have population growth greater than the entire state of Tennessee and the United States

County	Deposit Information: Pro Forma Deposits ($mm)	Deposit Information: % of Franchise (%)	Population & Population Growth Information: 2017 Population (000s)	'10 - '17 Pop. Growth (%)	'17 - '22 Projected Pop. Growth (%)
Williamson	$406	38 %	221	20.5 %	9.4 %
Maury	279	26	90	11.8	7.4
Sumner	129	12	181	12.5	7.1
Hickman	114	11	24	(1.2)	1.2
Robertson	106	10	69	4.7	4.1
Davidson	36	3	694	10.7	6.3
Total	$1,070	100 %	1,280	13.1(1)%	7.1(1)%
Nashville MSA	$1,070	100 %	1,882	12.6 %	7.0 %
State of Tennessee				5.2	3.9
Southeast (2)				6.6	4.6
Nationwide				5.3	3.8

2022 Projected Median Household Income (HHI) ($)


$100,000
$85,000
$70,000
$55,000
$40,000
$89,386
$77,345
$61,665
$49,837
$54,678
$61,642
Standalone (1)
Pro Forma (1)
Nashville MSA
Tennessee
Southeast (2)
US

'17 – '22 Projected Median HHI Growth (%)


12.0%
9.0%
6.0%
3.0%
0.0%
8.1%
9.2%
7.8%
5.4%
6.5%
7.3%
Standalone (1)
Pro Forma (1)
Nashville MSA
Tennessee
Southeast (2)
US

Source: SNL Financial
Deposit data as of 6/30/16
(1) Demographic data deposit weighted by county
(2) Southeast includes the following states: Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia

Reliant Bank GROW TOGETHER

COMMUNITY FIRST BANK & TRUST

24

Extensive Due Diligence Conducted

- Close coordination with Community First's management team in all aspects of strategy and operations
- Risk management analysis done by Commerce Union's senior management, including CEO, President, CFO, CCO, Director of Operations, CRO, CLO, and CSO
- Comprehensive credit review of Community First's loan portfolio, utilizing both internal and external resources
  - All performing loans with exposure greater than $1,000,000
  - Internally classified loans (Special Mention or worse) with exposure greater than or equal to $500,000
  - Loans deemed impaired by Community First with exposure equal to or greater than $100,000 but less than $1,000,000
  - In total, 57% of the loan portfolio by total loan amounts was reviewed
- All OREO properties individually evaluated for impairment
  - Known material environmental issues are being addressed
- Thorough balance sheet and liquidity analysis
- 3rd party accounting firm completed thorough analysis on Community First's $9.8 million net deferred tax asset
  - Expect no impairment of Community First's deferred tax asset under Section 382
  - Expect $2 million DTA impairment related to state net operating losses due to loss of target's charter

Reliant Bank GROW TOGETHER
COMMUNITY FIRST BANK & TRUST Expect more from your bank
25

 Community First’s Core Earnings Capacity  Baseline earnings of $4.6 millionExcludes revenue synergies opportunitiesExcludes ability to leverage excess liquidity of a 72% loan / deposit ratio   Source: SNL Financial Data for the twelve months ended 6/30/17 Note: After tax (“AT”), based upon a 35% federal corporate tax rateBased on Community First’s reported LTM non-interest expense of $14.0 million (normalized to exclude OREO expenses), inclusive of 100% realization for illustrative purposes  LTM Core Earnings Reconciliation ($mm)  (1)

 Key Transaction Assumptions    Cost Savings  Transaction Expenses  Estimated one-time transaction expenses of $4.5 million (after-tax)  Loan Mark  Gross loan mark of $7.1 million (2.25% of gross loans)  Estimated noninterest expense savings of 27.5%75% realization during 2018100% achieved in 2019 and thereafter  CDI  Core deposit intangible of 1.50% of transaction accounts; amortized straight-line over 10 years  Other Marks  $4.5 million write up to trust preferred securities$1.1 million mark on OREO (~38%)  Revenue Synergies  None modeled; although significant opportunities identified  Deferred Tax Asset Impact  $2 million impairment to Community First’s DTA

 Static Pro Forma Balance Sheet

 Estimated Pro Forma Financial Metrics  Estimated financial impact is presented solely for illustrative purposes. Includes purchase accounting marks, deal related expenses and capital raiseBank level total capital  Key Transaction Impacts to CUBN (1)    2018 & 2019 EPS Impact  IRR  Initial Tangible Book Value Impact  Tangible Book Value Earnback Period   Pro Forma at Close (1)  TCE / TA  Leverage Ratio  Common Equity Tier 1 Ratio  Tier 1 Ratio  Total Risk-Based Ratio  C&D / Total Capital  CRE / Total Capital  Capital Ratios  Loan Concentration (2)  Low Double-Digit Accretion   Low Single-Digit Accretion  Exceeds Internal Thresholds  Exceeds Internal Thresholds  Mid Single-Digit Dilution  Slight Accretion  < 3.5 years  None  8.6%  10.0%  9.1%  10.5%  10.8%  12.7%  11.5%  13.4%  12.3%  14.2%  102%  88%  265%  229%  Scenarios:  Scenarios:  M&A  M&A  M&A + Capital  M&A + Capital

Combined Company Overview

Pro Forma Footprint



Clarksville
ROBERTSON
MONTGOMERY
24
Springfield
SUMNER
Gallatin
CHEATHAM
Ashland City
DAVIDSON
Nashville
Lebanon
DICKSON
40
WILSON
Dickson
Brentwood
WILLIAMSON
Franklin
Murfreesboro
HICKMAN
65
RUTHERFORD
MAURY
Columbia
HAMILTON
Chattanooga
CUBN Branches (8)
Community First Branches (7)
CUBN Mortgage LPO (1)
CUBN LPO (2)

Pro Forma at Close

Balance Sheet [1]	
Total Assets	$1.6 Billion
Gross Loans	1.1
Deposits	1.3
Tang. Com. Equity	152.8 Million
Loans / Deposits	81.6 %
Capital	
Tang. Com. Equity / Assets	10.0 %
Leverage Ratio	10.5
CET1 Ratio	12.7
Tier 1 Capital Ratio	13.4
Total Capital Ratio	14.2
Loan Concentration	
C&D Concentration	88 %
CRE Concentration	229
Valuation	
Market Cap	~$270 Million
Price / Pro Forma TBV per Share	186 %

Reliant Bank GROW TOGETHER

(1) Estimated financial impact is presented solely for illustrative purposes. Includes purchase accounting marks, deal related expenses and capital raise

COMMUNITY FIRST BANK & TRUST
30

Summary

- Ideal combination of strategic and financial attractiveness to all parties
  - Will create long-term value for both Commerce Union & Community First shareholders
- Creates an incredibly valuable Tennessee bank
  - Concentration in one of the most attractive metropolitan markets of Nashville
  - Increasing exposure into the Chattanooga market
- Experienced management team and dedicated board of directors with ties to the local community
  - Pro forma organization combines individuals from both Commerce Union & Community First
- Combined company offers enhanced growth and profitability outlook
- Lower risk, given in-market acquisition and significant due diligence
- Positions company well for the future

Reliant Bank GROW TOGETHER
COMMUNITY FIRST BANK & TRUST
31

 Appendix  September 2017

 Pro Forma Loan Portfolio (GAAP)    Dollars in millions Source: SNL Financial Data bank level as of or for the three months ended 6/30/17(1) Excludes purchase accounting adjustments  Yield on Total Loans: 4.73%  Yield on Total Loans: 4.89%  CUBN  Community First  Pro Forma (1)

 Pro Forma Deposit Portfolio (GAAP)  CUBN  Dollars in millionsSource: SNL Financial and Call ReportData as of or for the three months ended 6/30/17  Community First  Pro Forma  Cost of Total Deposits: 0.53%  Cost of Total Deposits: 0.57%

Reliant Bank's Mortgage Banking Business

- In 2011, Reliant Bank established a joint venture under the name Reliant Mortgage Ventures, LLC in which the following agreements hold:
  - Reliant Bank maintains 51% governance rights of the mortgage company
    - The minority owner receives 70% of the total profits from the mortgage company, while Reliant receives 30% of the profits; Reliant receives no profits until the minority owner recovers all losses incurred
      - No mortgage banking income recognized for the three months ended 6/30/16 and 6/30/17 is a result of the joint venture
      - Current cumulative total losses equal $4.2 million
    - The minority owner is responsible for 100% of the mortgage venture's operational and credit losses

Governance Rights (%)



CUBN
51%
Joint Venture
Partner
49%

Profit Distribution Pre-Breakeven



Joint Venture
Partner
100%

Profit Distribution Post-Breakeven



CUBN
30%
Joint Venture
Partner
70%

Retail and Mortgage Banking Segment Reporting

	6/30/16			6/30/17			
	Retail	Mortgage	Consolidated	Retail	Mortgage	Eliminations	Consolidated
Net Interest Income	$8,545	$147	$8,692	$8,405	$98	--	$8,503
Provision for Loan Losses	450	0	450	245	0	--	245
Noninterest Income	728	1,782	2,510	594	676	(39)	1,231
Noninterest Expense	5,859	2,168	8,027	6,115	1,153	--	7,268
Income Tax Expense	604	(16)	588	452	(25)	--	427
Consolidated Net Income (Loss)	2,360	(223)	2,137	2,187	(354)	(39)	1,794
Noncontrolling Interest in Net Income of Subsidiary	0	223	223	0	354	39	393
Net Income Attributable to Common Shareholders	$2,360	$0	$2,360	$2,187	$0	--	$2,187

Reliant Bank
GROW TOGETHER

Dollars in thousands
Data for three months ended the date indicated
Source: SNL Financial, Company Documents

35

Historical Financials  Source: SNL Financial, Company documentsDollars in thousands except per share data Refer to “Reconciliation of non-GAAP financial measures” CUBN net interest margin is defined as net interest income calculated on a tax-equivalent basis divided by average earning assets

 Revenue Growth and Profitability       (Thousands except share amounts)   Q2 ‘17   Q1 ‘17   Change(%)   Q2 ‘16   Change(%)  Net income attributable to common shareholders  $2,187   $2,058   6.3%  $2,360   (7.3%)  Fully diluted EPS (as reported)  0.28  0.26   7.7  0.31  (9.7)  Fully diluted EPS (as adjusted)  0.28  0.26  7.7  0.23  21.8  Net interest income (as reported)  8,503  7,971  6.7  8,692  (2.2)  Net interest income (as adjusted)  8,378  7,853  6.7  7,631  9.8  Net interest margin ( as reported)  4.01%  4.01%   -  4.33%  (32BP)  Net interest margin ( as adjusted)  3.96  3.96  -  3.91  5BP  Provision for loan losses  $245  $410   (40.2)  $450   (45.6)  Non-interest income  1,231  1,139  8.1  2,510  (51.0)  Non-interest expense  7,268  6,869  5.8  8,027  (9.5)

 Adjusted Net IncomeAttributable to Common Shareholders, Per Diluted Share        Q2 ‘17   Q1 ‘17   Change(%)   Q2 ‘16   Change(%)  Net income attributable to common shareholders, per diluted share  $0.28   $0.26  7.7%  $0.31  (9.7%)  Purchase accounting adjustments  -  -   -  (0.03)  -  Interest income recognized on payoff of purchased credit impaired loan  -  -   -  (0.05)  -  Adjusted net income attributable to common shareholders, per diluted share  $0.28   $0.26  7.7%  $0.23  21.8%

    (Thousands)   Q2 ‘17   Q1 ‘17   Change(%)   Q2 ‘16   Change(%)  Net Interest Income  $8,503  $7,971  6.7%  $8,692  (2.2%)  Purchase accounting adjustments  (125)  (118)   -  (442)  -  Interest income recognized on payoff of purchased credit impaired loan  -  -   -  (619)  -  Adjusted net interest income  $8,378   $7,853  6.7%  $7,631  9.8%  Adjusted net interest margin  3.96%  3.96%  -  3.91%  5BP  Adjusted Net Interest Margin

 Reconciliation of Non-GAAP Financial Measures  Assumes a 35% tax rate

 Reconciliation of Non-GAAP Financial Measures (cont.)  Assumes a 35% tax rate

 Reconciliation of Non-GAAP Financial Measures (cont.)  Assumes a 35% tax rate

 Reconciliation of Non-GAAP Financial Measures (cont.)  Assumes a 35% tax rate

 Reconciliation of Non-GAAP Financial Measures (cont.)

 Reconciliation of Non-GAAP Financial Measures (cont.)

 Reconciliation of Non-GAAP Financial Measures (cont.)

 Reconciliation of Non-GAAP Financial Measures (cont.)  Excludes impact of mortgage joint venture

 Reconciliation of Non-GAAP Financial Measures (cont.)  Excludes impact of mortgage joint venture

 Reconciliation of Non-GAAP Financial Measures (cont.)

 Reconciliation of Non-GAAP Financial Measures (cont.)  Source: SEC Filings Assumes a 35% tax rate

 Reconciliation of Non-GAAP Financial Measures (cont.)  Source: SEC FilingsAssumes a 35% tax rate